LEASE AGREEMENT	Page 1 (4)
FOR NON-RESIDENTIAL PREMISES No. 995 1006

The undersigned have this day entered into the following Lease Agreement     An X in a box means that the text following thereafter applies

Landlord	NCC Property G AB

Tenant	Neonode AB	National ID/company registration no.

Premises Address, ect	Municipality: Stockholm	Property designation Lustgarden 10
Street: Warfuingesväg 41	Floor/Building Plan 4	Apartment no. Hus 1
Billing Address:
Condition and use of premises	Unless otherwise stated, the premises and appurtenant storage areas are let in their existing condition for use as: Office for Neonode AB
Size and extent of premises	Retail Space	Office Space	Storage Space	Other Space
Floor	Sq. m.	Floor 4	Sq. m. appx. 887	Floor	Sq. m.	Floor	Sq. m.	Floor	Sq. m.
The Designated Areas
☐ have ☐ have not been measured jointly prior to the execution of the Agreement.
Should the area shown in the Agreement deviate from that actually measured, this does not entitle the Tenant to any repayment of rent no entitle the Landlord to any increased rent
☒ The extent of the leased premises is marked on appended plan(s) 2007-10-16

Appendix 2

£0	access for cars loading/ unloading	☐	place for sign	☐	place for display cabinet/ vending machine	☐	parking space(s) for car(s)	☐	garage space(s) for car(s)	☐
Furnishings/ Fixtures/Fittings	The premises are let:	Appendix
☒ without furnishings/fixtures/fittings specific to the specific Tenants	☐ without furnishings/fixtures/fittings specific to the specific Tenants of the premises according to appendix

Unless otherwise agreed upon, at the termination of the tenancy, the Tenant shall remove all property belonging to him and surrender the premises in acceptable condition.
The parties agree to carry out a joint inspection of the premises not later than the last day of the tenancy. If, as a result of the Tenant’s actions - carried out with or without the Landlord’s consent - the premises upon surrender should contain material, which it had not previously been agreed that the Landlord should be responsible for, the Tenant shall remove such material or pay the Landlord’s expenses in so doing., including but not limited to, transportation costs, waste disposal taxes and storage charges.

Telephone Lines	☐
The Tenant shall pay for the installation of the necessary telephone lines from a connection point designated by the service provider to those points in the premises chosen by the Tenant in consultation with the Landlord.

☐
The Landlord shall pay for corresponding installation of lines to the premises. The installation of lines inside the premises shall be carried out by the Tenant in consultation with the Landlord; the cost, however, to be borne by the Tenant.

Data Communication lines	☐
The Tenant shall pay for the installation of the necessary data communication lines from a connection point designated by the service provider to those points in the premises chosen by the Tenant in consultation with the Landlord.

☐
The Landlord shall pay for corresponding installation of lines to the premises. The installation of lines inside the premises shall be carried out by the Tenant in consultation with the Landlord; cost, however, to be borne by the Tenant,

Terms of Lease	Commencing 2008-04-01 Appendix 1	Up to and including
2013-03-31
Termination/ Extensions

Notice of termination of this Agreement must be given in writing at lease 9 months prior to the expiry of this Agreement.

In the absence thereof, this Agreement is extended by a term of 3 years at a time.

Heating and hot water	Requites heating of the premises is provided by ☒ the Landlord ☐ the Tenant
Hot water is provided ☐ throughout the year ☐ not provided ☐

Notice
Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example. With respect to an index clause, a property tax clause and the Tenants rights to a reduction of rent in conjunction with customary maintenance. In addition, see Instructions prepared by the organisations.

Swedish Property Federation from no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the
Swedish Hotels - and Restaurants Association (SHR), Copying prohibited.
Notice: This is a translation into English of for no. 12B.
License number: 2057-9686-221855. Vernr: 6.01. Registered to: NCC Property Development AB.
Initial	Initial

LEASE AGREEMENT	Page 2 (4)
FOR NON-RESIDENTIAL PREMISES No. 995 1006

The undersigned have this day entered into the following Lease Agreement     An X in a box means that the text following thereafter applies

Rent	SEK 1 863 000 Appendix 1 Per annum comprising ☐ total rent ☒ rent excluding supplements marked below
Index clause	☒	Changes to the above-stated rent shall be effected pursuant to the appended index clause	Appendix
1
Heating and hot water costs	☒	Fuel/heating supplement payable in accordance with appended clause	Appendix
1
Water and sewerage costs	☒	Water and sewerage supplement payable in accordance with appended clause	Appendix
1
Cooling Ventilation	☒	Costs for the operation of special cooling and ventilation appliances shall be reimbursed in accordance with appended clause	Appendix
1
Electricity	☐	included in rent ☐ Tenant has own contact with the provider	Appendix 1
Cleaning of stairwell	☒	included in rent ☐ Tenant has own contact with the provider
Refuse and waster removal
Insofar as the Landlord is responsible for the provision of storage space for refuse/waste, and arranging for the removal of such refuse/waste, it is the Tenant’s responsibility to sort and deposit refuse/waste in the appropriate containers as directed, in their designated place, as well as without recompense contribute towards further and/or additional sorting, as directed by the Landlord

Refuse/Waste

☐    included in rent

☐    Arranged for and paid for by the Tenant (the Landlord however shall provide the necessary refuse/waste containers and the requisite storage space for such)

☒ Included in rent with respect to the types of refuse/waste indicated below. The tenant shall be responsible for, and pay for the costs of, collection, sorting, storage, and transportation of the categories of refuse/waste not indicated below which are to be found on the Tenants premises.

☒ Household waste         ☐ Fluorescent tubes                ☐ Hard plastic packaging
☐ Heavy refuse        ☐ Metal packaging                   ☐ Hazardous waste pursuant to the hazardous Waste Ordinance (1996.971)
☐ Compostable waste     ☐ clear class containers           ☐ __________________________
☐ Newspapers                 ☐ Coloured class containers    ☐ __________________________
☐ Batteries                       ☐ Cardboard packaging          ☐ __________________________

Snow clearance and gritting	☒ included in rent ☐ to be arranged for and paid for by the Tenant ☐ as per appendix	Appendix

Property taxes	☐ included in rent ☒ reimbursement payable as per special agreement	Appendix

Unforeseen costs
Where, following the execution of the Agreement, unforeseen increases in costs arise in relation to the property as a consequent of:

a) the introduction of, or increases in taxes, charges or duties levied specifically on the property as a result of decisions take by Parliament, Government, municipalities, or other relevant authorities;

b) general rebuilding measures or suchlike in respect of the property which do not relate solely to the premises and which the Landlord is obliged to execute as a result of decisions of the Parliament, Government, municipalities, or other relevant authorise.

The Tenant shall, commencing at the time of the cost increase, reimburse the Landlord in relation to that proportion of the total annual increase in costs for the property represented by the premises.

The proportion represented by the premises is 4.5 per cent. Where the proportion has not been indicated. It shall be comprised of that proportion of the total rents for remises (excluding any value-added tax) represented by the Tenant’s rent (excluding an value-added tax) at the time of the increase in costs, in respect of unlet premises, the market rent for the premises shall be estimated.

‘Taxes’ in accordance with a) above does not refer to value-added tax and property tax to the extent that reimbursement in respect of this is paid as per agreement. ‘Unforeseen Costs’ means such costs as were not decided upon by the authorities as set forth in sections a) and b) at the inception of the Agreement Reimbursement shall be paid in the same manner as set forth below for rental payments.

Notice
Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example. With respect to an index clause, a property tax clause and the Tenants rights to a reduction of rent in conjunction with customary maintenance. In addition, see Instructions prepared by the organisations.

Swedish Property Federation from no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the
Swedish Hotels - and Restaurants Association (SHR), Copying prohibited.
Notice: This is a translation into English of for no. 12B.
License number: 2057-9686-221855. Vernr: 6.01. Registered to: NCC Property Development AB.
Initial	Initial

LEASE AGREEMENT	Page 3 (4)
FOR NON-RESIDENTIAL PREMISES No. 995 1006
The undersigned have this day entered into the following Lease Agreement     An X in a box means that the text following thereafter applies

Value-added tax (VAT)
☒ The property owner/Landlord is liable to pay value-added tax for the letting of the premises. In addition to rent, the Tenant shall on each occasion pay the
         VAT currently applicable.

☐ Where, following a decision by the Tax Authorities, the property owner/Landlord become fiable to pay VAT for the letting of the premises, the Tenant shall   on each occasion in addition to the rent pay the VAT concurrently applicable.

The VAT paid together with rent shall be calculated on the stated rental amount and where applicable on supplemental charges and other reimbursements paid in accordance with the Agreement, pursuant to the rules applicable at the time in respect of VAT payable on rent.

Where the Landlord become liable to pay VAT pursuant to the provisions of the Value Added Tax Act as a consequence of the Tenant’s independent actions, such as a subletting of the premises (including subletting to its own company) or assignment, the Tenant shall reimburse the Landlord in full. In addition, the Tenant shall reimburse the Landlord in respect of the increased costs arising as a consequence of the Landlord’s loss of the entitlement to deduct VAT on operating expenses incurred as a consequence of the Tenant’s actions.

Payment of Rent
The rent shall be paid in advance without prior demand, not later than the last working day prior to the commencement of:

☐ each calendar month ☒ each quarter ☐ By direct transfer to either of the following accounts
	Postal giro no.	Banking no.
see bill

Interest, Payment reminders
Upon delay in the payment of rent, the Tenant shall pay interest in accordance with the interest Act as well as compensation for written payment reminders in accordance with the Debt Recovery Act, ect. Compensation for payment reminders shall on each occasion be paid in an amount currently applicable pursuant to the Debt Recovery Ordinance, ect.

Maintenance, ect.	☐	The landlord shall carry out and bear the cost of necessary maintenance of the premises and furnishings/fittings/fixtures supplied by him.	However, the Tenant shall be responsible for	Appendix

			In addition, the Tenant’s maintenance obligations includes	Appendix
☒
The Tenant shall carry out and bear the cost of necessary
maintenance of the surface of floors, walls and ceiling, as well as of furnishings/fittings/fixtures provided by the Landlord.
Where the Tenant does not fulfil his maintenance obligations and does not within a reasonable time carry out rectification works following a written demand, then the Landlord shall be entitled to fulfil these obligations at the Tenant’s expense.

☒	The allocation of the maintenance obligations is set forth as per separate appendix.	Appendix
1 and 3

Management and Operation
Unless otherwise agreed, the Landlord shall, where applicable, manage, operate, and maintain the public and common areas.
The Tenant shall not be entitled, without the Landlord’s written consent, to carry out an fitting out and/or installation or alteration works within the premises or otherwise within the property, which directly effects the structural components of the building or installations important to the functioning of the property, such as water and sewerage, electricity, ventilation systems, ect., which are the property of the Landlord.
Sprinkler heads and ventilation equipment may not be covered by any fixtures/fittings by the Tenant in such a manner as to reduce the functioning of such equipment in conjunction with the performance of fitting out works, the Tenant shall ensure that the functioning of radiators and other heating equipment is maintained in all significant respects.

Inspections
Where any defects and/or deficiencies are found subsequent to an inspection by a relevant authority, in the electrical and sprinkler equipment which is the property of the Tenant, the Tenant shall, at his own cost and within the period prescribed by the relevant authority, carry out any measures required. Where the Tenant has not rectified the defects and/or deficiencies within the stated time, the Landlord shall be entitled, at the Tenant’s expense, to carry out such measure as are required by the relevant authority.

Access to certain spaces
The Tenant shall keep areas to which the maintenance personnel and personnel from the energy utilities, water and sewerage utilities, the telephone company, and any like organisation must have access to, easily accessible by keeping such areas free of cupboards, crates, goods, or any other obstructions.

Building material specifications
Whether, pursuant to the provisions of this Agreement or otherwise, the Tenant performs maintenance, improvement, or alteration works in respect of the premises, the Tenant shall provide the Landlord, in good time prior to the execution of such work, with specifications of the building materials - to the extent such have been prepared - for the products and materials to be used on the premises.

Planning and Building Code (PBL) fines
Where the Tenant undertakes alterations to the premises without the requisite construction permit and, as a consequence thereof the Landlord is compelled to pay construction fines or supplemental fees pursuant to the rules set forth in the Planning and Building Code (PBL), the Tenant shall reimburse the landlord in respect of this.

Reduction of rent
The Tenant shall not be entitled to a reduction in rent for the period during which the Landlord allows work to be carried out in order to place the premises in the agreed condition, or other works specifically set forth in the Agreement.

	☒	The Tenant’s right to a reduction in rent during the Landlord’s performance of customary maintenance of the leased premises or the property shall be governed by a separate appendix.	Appendix 1

Requirements imposed by relevant authorities, etc.	☐ The Landlord ☒ The Tenant
shall be solely responsible for, and bear the cost of, undertaking measures which may be required for the intended use of the premises by insurance companies, building authorities, environmental or health authorities, fire departments, or other relevant authorities after the date of taking possession. The Tenant shall consult with the Landlord prior to undertaking any such measures.

Notice
Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example. With respect to an index clause, a property tax clause and the Tenants rights to a reduction of rent in conjunction with customary maintenance. In addition, see Instructions prepared by the organisations.

Swedish Property Federation from no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the
Swedish Hotels - and Restaurants Association (SHR), Copying prohibited.
Notice: This is a translation into English of for no. 12B.
License number: 2057-9686-221855. Vernr: 6.01. Registered to: NCC Property Development AB.
Initial	Initial

LEASE AGREEMENT	Page 4 (4)
FOR NON-RESIDENTIAL PREMISES No. 995 1006

The undersigned have this day entered into the following Lease Agreement     An X in a box means that the text following thereafter applies
Signs, awnings, windows, doors, etc.
Following consultation with the Landlord, the Tenant shall be entitled to display a customary business sign provided that the Landlord has not reasonably denied the same and that the Tenant has obtained the requisite permit from the relevant authority. Upon surrender of the premises, the Tenant shall restore the facade of the building to an acceptable condition.
In conjunction with more extensive property maintenance, such as the renovation of facades etc. the Tenant shall, at his own cost and without compensation, dismantle and reassemble signs, awnings, and antennas.
The Landlord undertakes not to fix vending machines and display cabinets on the exterior walls of the premises let to the Tenant without the Tenant’s consent, and grants to the Tenant an option to fix vending machines and display cabinets on the walls in question.

	☐ The Landlord ☒ The Tenant	is liable for any damage due to negligence or malicious intent to	☒ windows ☒ signs	☐ display/shop windows ☐	☒ entrance doors
☐ The Tenant shall purchase and maintain glass insurance with respect to all display/shop windows and entrance doors appurtenant to the premises.
Locks	☐ The Landlord ☒ The Tenant	shall equip the premises with such locks and anti-theft devices as may be required to ensure the validity of the Tenant’s business insurance.
Force majeure
The Landlord shall not be compelled to perform his obligations under this Agreement or pay any damages where, as a consequence of acts of war or riots, work stoppages, blockades, fires, explosions, or intervention by a public authority over which the Landlord has no control and which could not have been foreseen, and the Landlord is prevented entirely from performing his obligations or may only be able to do so at abnormally high cost.

Security	This Agreement is contingent upon the provision of security in the form of a					Appendix 1
	☐	Bank guarantee	☐	Personal guarantee	☐	To be provided no later than: See Appendix

Special provisions	Special Provisions Floor Plan Delegation of Responsibilities, Investments, Maintenance Room and Technical Description Display Programme		Appendix 1 2 3 4 5
Signature
This Agreement which may not be registered without specific consent has been prepared in two identical counterparts of which each party has received one. All prior agreements between the parties with respect to these premises shall cease to apply commencing on the date of execution of this Agreement.

	Place/date	Place/date
	Landlord	Tenant
	Printed name	Printed name

As a consequence of an agreement entered into on this day, the Agreement shall cease to apply commencing _________________________________, at which time the Tenant undertakes to surrender the premises.

	Place/date	Place/date
	Landlord	Tenant
Assignment	This Lease Agreement is hereby assigned to commencing
	Assignor	Assignee	National ID/company registration no.

The above-referenced assignment is hereby approved	Place/date	Landlord

Notice
Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example. With respect to an index clause, a property tax clause and the Tenants rights to a reduction of rent in conjunction with customary maintenance. In addition, see Instructions prepared by the organisations.

Swedish Property Federation from no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the Swedish Hotels - and Restaurants Association (SHR), Copying prohibited.
Notice: This is a translation into English of for no. 12B.
License number: 2057-9686-221855. Vernr: 6.01. Registered to: NCC Property Development AB.

Appendix 1
NCC Special Provisions

SPECIAL PROVISIONS
GOVERNING LEASING CONTRACT

Appendix 1
Leasing contract: 995 1 006
Landlord: NCC Property G AB
Tenant: Neonode AB
Premises address: Warfvingesväg 41, Stockholm

18-10-2007

1. The arrangement of the premises

Prior to the start of the lease term the Landlord shall put the premises into order in accordance with the attached room and technical description annexe 4 as well as arrange the premises in accordance with the drawing, annexe 2 and in accordance with the delimitation list for investment, annexe 3. The supplementary information that the Landlord requires from the Tenant in order to put the premises into order shall be provided in accordance with an Instruction Timetable that the Landlord draws up. However, the surface layer and the choice of colour for the surface layer shall be done no later than 15-11-2007.

Minor adjustments to the layout, annexe 2, that are initiated by the Tenant no later than by 26-10-2007, shall incur no additional cost for the Tenant. Minor adjustments are understood to mean that the office and conference rooms that are shown on the outline plan may be moved to elsewhere in the premises as well as a maximum of 2 office rooms may be added. The adjustments may only be effected if they are technically uncomplicated in respect of the property’s technical installations. The Landlord and Tenant shall, in accord, find the most suitable solution.

Changes initiated by the Tenant that involve departures from annexes 2, 3 and 4 and that involve additional cost, shall be paid for by the Tenant. In the event of additional orders, the Tenant shall be charged the Landlord’s prime costs against invoices from the contractor.

All changes shall be ordered in writing by the Tenant and ordered work may not be commenced until the parties have signed the order.

The Tenant pays for and draw up a detailed premises schedule as well as furnishing plans by no later than 26-10-2007 as a basis for the Landlord to undertake final planning of the premises. If the Tenant does not provide such a basis for final planning the Landlord shall undertake final planning and provide the premises with a point of departure taken in the basis that exists and in accordance with the documents that relate to this present leasing agreement.

Changes to the layout may be expected during the forthcoming detailed planning stage. Irrespective of the layout and state of the premises according to annexes 2 and 4, the Landlord is entitled to carry out such changes that are imperative for construction reasons or that are imposed by the appropriate authorities. In this respect reasonable consideration shall be given to the Tenant’s wishes.

Appendix 1 - Special Provisions	1(6)

Appendix 1
NCC Special Provisions

The Tenant shall participate in tenant meetings/planning meetings in order that the Instruction Timetable is adhered to.

Any furniture and fixtures & fittings entered in the drawings in annexe 2, are not included in the leasing contract.

2. The Tenant’s own work

The Tenant is responsible for, and shall pay for, fixtures & fittings, equipment and installations that are associated with his own business. As examples mention may be made of telephone and computer systems (the Landlord is responsible for the wiring), furniture, reception desks, safes and other loose and fixed fixtures & fittings, special equipment for his own business, specially adapted security systems etc. The work that is to be carried out under the Tenant’s own auspices and that is deemed by the Landlord to have an impact on the building construction or on the technical supply system, shall be carried out by the Landlord’s organisation.

3. Rent discounts

Rent discounts shall apply as follows:

01-04-2008 to 30-04-2008 SEK 155 250. Rent supplement according to the agreement shall be charged during the period.

01-05-2008 to 31-05-2008 SEK 155 250. Rent supplement according to the agreement shall be charged during the period.

01-06-2008 to 30-11-2008 a discount of SEK 465 750 shall apply, evenly distributed over the period. Rent supplement according to the agreement shall be charged during the period.

4. Index clause

The annual rent stated in the leasing contract shall, during the lease term, be recalculated on the basis of the changes to the Statistics Sweden consumer price index (total index with 1980 as the base year) in accordance with the following bases.

The basic rent shall constitute 100 % of the rent amount stated in the contract. During the lease term a supplement to the rent amount shall be made, on the basis of the changes to the consumer price index (total index with 1980 as the base year), by a certain percent of the basic rent, in accordance with what is stated in the following.

The basic rent is regarded as being established in line with the index figure for October 2007 (the basic figure). This figure is currently unknown.

Should the index figure at any subsequent October have risen in relation to the basic figure, then a supplement shall be payable at the percentage figure by which the index figure has altered in relation to the basic figure. A supplement shall henceforth be payable in relation to the index changes, whereby the rent changes shall be calculated on the basis of the percentage change between the basic figure and the index figure for the respective October. In the event of the index figure for any October falling in relation to the index figure that applied at the last time that the rent was adjusted in accordance with this clause, the preceding index supplement shall be payable without change.

Appendix 1 - Special Provisions	2(6)

Appendix 1
NCC Special Provisions

Payable rent shall never be set lower than the rent amount stated in the contract.

The rent change always takes place from and including 1 January following the October that has given rise to the recalculation.

5. Heating, ventilation, cooling plant, water

The Tenant shall, at the same time as the rent and in addition to it, effect payment corresponding to the Landlord’s prime costs (consumption including network charges) for that part of the Landlord’s fixed and variable costs for heating, cooling plant and ventilation of the property, that relate to the premises. The Landlord does not intend to install separate metering equipment for the premises whereupon the charging shall be based on the consumption in the building and a calculated apportionment between the relevant premises, when the apportionment shall be undertaken by the Landlord.

The Tenant shall effect payment quarterly on account in a sum that originally amounts to SEK 125 per m2/year. The amount on account shall be adjusted annually on the basis of the actual outcome. Settlement against actual calculated consumption shall be made no later than 1 July of the following year. The Tenant shall be entitled to install his own meters at his own cost.

Included in the rent is the cost of water for normal consumption for office premises. The Tenant shall pay the cost of water consumption over and above what is normal for the office space, such as for cooling plant, machinery belonging to the operation or other special apparatuses. Where appropriate the Tenant shall acquire and install water meters for measuring the consumption for which the Tenant is liable.

6. Electricity consumption

The Tenant shall pay to the Landlord, over and above the basic rent, the Tenant’s cost of electricity consumption in respect of the premises. Payment shall be made in an amount corresponding to the Landlord’s prime costs. The Landlord’s prime costs are understood to be consumption including network charges. Separate metering of the Tenant’s electricity consumption shall be undertaken. The Tenant may not choose the electricity provider.

7. Property tax

The Tenant shall, at the same time as the rent, and as a supplement to this, pay the portion of the payable property tax attributable to the premises that is payable at any given time in respect of the property. The premises’ share (that shall remain unaltered during the lease term) shall be deemed to be, and the tenant shall pay, 4.5 % of the total payable property tax for the property.

8. Value Added Tax

The Tenant conducts VAT-liable business in the premises or activity that is comparable in terms of VAT, and is also notified that the property owner is registered as being VAT-liable in respect of the premises. The Tenant shall, in addition to the rent, pay the VAST that applies at any given time. If the Tenant, during the leasing relationship, ceases to conduct VAT-liable business in the premises, the Tenant shall pay to the property owner the amount that the property owner, in accordance with the law pertaining to VAT, is required to pay to the state. The Tenant shall additionally compensate for the increased operation VAR and investment VAT that becomes a consequence of the Tenant’s action.

Appendix 1 - Special Provisions	3(6)

Appendix 1
NCC Special Provisions

9. Garage places

The Tenant has the right to rent 10 garage places in the property. The rent shall be SEK 18 000 per place and year and shall also be index adjusted under the same conditions that are stated in this present agreement. A separate rent agreement shall be concluded. The Tenant shall notify within one month of the leasing agreement being concluded, whether he wishes to rent the places. If the Tenant chooses not to rent the places the Landlord has the right to rent them out to someone else.

10. Security for the rent

As security for the Tenant’s fulfilment of all obligations in accordance with the leasing contract and in accordance with the law, the Tenant shall provide the Landlord with a bank guarantee for 6 months rent. The bank guarantee shall be provided no later than by 15-11-2007. In the event of the company’s creditworthiness having a rating of 4 after 18 months according to Kreditfakta or UC, the requirement of a bank guarantee may be removed.

11. Lease term and taking possession

Lease term: From and including 01-04-2008 up to and including 31-03-2013.

The Tenant is entitled to take possession of the premises in order to commence moving in from 17.00 hrs. 28-03-2008. From that date the Tenant has full responsibility for the premises. No rent is payable for the period 28-03-2008 to 31-03-2008.

The above-stated Day of Taking Possession (28-03-2008) presupposes e.g. that the Tenant keeps to the times regarding his part of the programme work and instruction timetable in accordance with clause 1 “the arrangement of the premises”.

The Tenant is aware about, and accepts, that there may be construction work in the premises that is not completed on The Day of Taking Possession. The Tenant shall, however, be able to conduct his business in an acceptable manner and also the work shall be concluded within two weeks of the time that the tenant has taken possession of the premises.

12. Operation and maintenance

The Landlord is responsible for exterior maintenance of the building as well as for maintenance of the property’s basic installations regarding heating, cooling plant, electricity, ventilation and sanitation.

The Tenant is responsible for the maintenance of all surface layers, operation and maintenance of own installations, locks and access systems, alarm systems for fire (not requirements imposed by authorities and sprinklers) and burglary as well as for maintenance of his own fixtures & fittings and equipment, as well as those provided by the Landlord, in the leased premises and in accordance with annexe 3.

The Tenant shall arrange and pay for cleaning of the premises.

Appendix 1 - Special Provisions	4(6)

Appendix 1
NCC Special Provisions

The property’s basic installations regarding cooling plant and ventilation that the landlord provides are normally in operation from 07.00 to 18.00 on weekdays. At other times as well as on holidays, the tenant may himself extend the operating time via manual adjustment.

13. Assignment of leasing rights

The Tenant is not, without the Landlord’s prior written consent, entitled to wholly or partly assign the leasing rights to the premises. Such consent shall not be refused if the Landlord does not have justified cause to oppose the assignment.

The Tenant is not, without the Landlord’s prior written consent, entitled to wholly or partly give up the leasing rights to the premises as sub-letting.

The above stated restrictions to the Tenant’s right to assign and/or give up the premises shall not apply to assignment/giving up to another company or another association within the Tenant’s corporate group, or to such assignment in connection with the transfer of business as referred to in the land law (1990:994) chapter 12, § 36.

14. Environmental responsibility

If the Tenant conducts environmentally dangerous activity he shall be required to obtain the requisite permits for the conducting of the activity from the Landlord, authorities, courts or other determining instance. The Tenant is responsible for following the current environmental legislation and to conduct the environmentally dangerous activity in a manner that in all respects minimises any inconveniences for the Landlord, other tenants in the property as well as third parties. The Tenant is financially liable and, in all other respects, for the consequences of the conducted activity in relation to the Landlord, other tenants, third parties and the involved authorities or similar instances as well as, where appropriate, the courts.

In the event of the Landlord being subjected to financial liability for the environmentally dangerous activity that the Tenant conducts or has conducted, the Landlord is entitled to claim full compensation for this from the Tenant.

The Tenant shall consult with the Landlord in matters regarding choice of materials and technical equipment for fixed installations, reconstructions etc. that take place under the auspices of the Tenant, and shall also provide the Landlord with the requisite environmental information.

The Tenant is responsible for the cooling media installations that the Tenant employs at any given time in his activity, meeting all the requirements that are imposed in accordance with current environmental legislation.

15. Fire protection

The Tenant is responsible for maintaining equipment within the premises to a reasonable extent, for the extinguishing of fire and for rescuing lives in the event of fire or other accident. The Tenant is further responsible for otherwise taking the measures within the premises that are necessary in order to prevent fire and in order to prevent or restrict damage as a result of fire.

The Landlord has a responsibility for documenting the fire protection within the building. The Tenant is therefore obliged, no later than two months after the date of taking possession, as well as each year on 31 January, to hand over to the Landlord a written documentation of the Tenant’s fire protection. The Tenant’s documentation shall have the content as laid down by the Swedish Rescue Services Agency’s general advice and comments on systematic fire protection work, SRVFS 2004:3.

Appendix 1 - Special Provisions	5(6)

Appendix 1
NCC Special Provisions

The Tenant is responsible for providing the Landlord within two weeks of a written request, with the details that the Landlord requires in order to be able to discharge his obligation to provide a written account of the fire protection in the building to the municipality in accordance with the Act (2003:775) on Protection Against Accidents.

It is of particular importance for the Landlord that the Tenant discharges his obligations in accordance with the above.

16. Liability for damage to the property

The Tenant is liable for damage to the property that occurs as a result of, or as a consequence of, criminal attack against the Tenant, the Tenant’s business or premises, e.g. attempted burglary, arson or causing explosions. It is, however, incumbent upon the Landlord to keep the property insured to the normal extent. The Tenant’s payment obligation for damage of the type referred to in this paragraph is limited to what is not compensated through the Landlord’s insurance, e.g. own risk.

17. Reconstructions and changes during the lease term

The Tenant is only entitled to cause reconstruction and fixtures & fittings work to be undertaken in the premises following written agreement with the Landlord. The Tenant shall thereupon obtain the requisite permits from the authorities. The Tenant shall, prior to undertaking such reconstruction and fixtures & fittings work, hand over drawings and descriptions to the Landlord for examination and approval. The Tenant shall appoint consultants and contractors approved by the Landlord. The Tenant is responsible for such reconstruction and fixtures & fittings work not damaging the building or giving rise to increased costs for the Landlord. The work shall be carried out professionally and in accordance with current standards and regulations.

The reconstruction and fixtures & fittings work within the premises carried out by the Landlord shall, upon completion, be inspected. The surveyor shall be appointed by the Landlord in consultation with the Tenant and shall be paid for by the Tenant. It is incumbent upon the Tenant to remedy the surveyor’s criticisms in respect of the Tenant’s work, without delay and at his own cost. Rectified criticisms shall be approved by the surveyor. The inspection shall be documented in a written record that shall be signed by both parties. The Tenant shall hand over the revised as-built documentation.

18. Signs

The Tenant has set up a sign programme for the property. The Tenant has the right to set up a sign by the entrance that is normal for the activity as well as one (1) sign on the facade in accordance with the outline in annexe 5, on condition that the Tenant follows the sign programme and has obtained the requisite permits from the authorities concerned. The sign proposal shall be approved by the Landlord before application for planning permission for the sign is submitted, whereupon it shall be noted that the Landlord shall have acceptable reasons for not approving the sign.

The Tenant shall be responsible for the operation and maintenance of the sign.

Appendix 1 - Special Provisions	6(6)

Appendix 1
NCC Special Provisions

Upon the Landlord’s maintenance of the facade the Tenant shall, if necessary, take down the sign during the requisite time. Upon moving out it is incumbent upon the Tenant to restore the house facade to an acceptable condition.

19. Right to reduction

The Tenant has no right to reduction of rent for obstacles or detriment in respect of the right of use as a consequence of the Landlord causing normal maintenance and normal reconstructions to be made in respect of the leased premises or the property in general. It is, however, incumbent upon the Landlord to notify the Tenant in good time with regard to the nature and scope of the work as well as when and for how long the work is to be carried out.

20. Interruptions in the property

The Tenant is aware, and accepts, that after moving in construction work may be undertaken in other premises in the building. The Landlord shall, however, give due consideration to the Tenant’s activity and, as far as possible, limit any negative effect.

21. Reservation

The leasing contract is first binding when both parties have signed the contract and both parties have each received their copies of the signed contract.

22. Interpretation precedence

In the event of conflict between provisions in the Swedish Property Federation’s form for leasing contracts and these special provisions, interpretation precedence applies to these special provisions.

Appendix 1 - Special Provisions	7(6)

Appendix 2
NCC Floor Plan

[Floor Plan diagram]

Exhibit 2 - NCC Floor Plan

Appendix 3
NCC Delegation of Responsibilities

Delegation of responsibilities
Investments, maintenance, exchanges, supervision and operations

Appendix 3
Leasing contract: 995 1 006
Leasor: NCC Property G AB
Leasee: Neonode AB
Address of premises: Warfvingesväg 41, Stockholm

2007-10-18

NCC Property G AB hereafter called the Landlord (U) and Neonode AB hereafter called the tennant (HG) have come to agreement on the following division of responsibility concerning the investment, replacements, maintenance, repairs, supervision and operations of fixtures and equipment.

The general principle for the acquisition costs is that U is responsible for all investments in the building (i.e. but not limited to, roof, floor, walls, water, sewer, heat, ventilation, electricity, fixed fixtures and fixed equipment) and HG is responsible for all loose furnishings (i.e. but not limited to, AV equipment, alarm, furniture, concept conforming shelving, office machines and all other property that is required by the operations).

The general principle for the maintenance is that the party which is responsible for the acquisition is also responsible for the maintenance and repairs. However, HG is responsible for the daily maintenance, cleaning and supervision in accordance with the manufacturer’s recommendations. HG is responsible for damage exceeding normal wear and tear.

The list below is a guideline of the allocation of responsibility for the new acquisitions, replacements, maintenance, repairs, supervision and operations of equipment. In cases where a specific item is not listed on the list below, the general principles described above are enforced.

U  = Landlord = NCC Property G AB
HG = Tennant = Neonode AB
Exhibit 3 - NCC Delegation of Responsibilities

Appendix 3
NCC Delegation of Responsibilities

	Investment	Maintenance, replacement	Supervision and operation	Note
Building

Roof
Guttors	U	U	U
Drains	U	U	U
Roofing	U	U	U
Drain spouts	U	U	U
Antennas	HG	HG	HG

Fasad
Signage/light fixtures	HG	HG	HG	Tennant
Signage/light fixtures	U	U	U	Landlords
Entre door	U	U	U	buildings
Garage door	U	U	U
Window glass	U	U	HG	Openable, exept for towards essingleden
Window frames	U	U	U

Interior
Fixed fixtures and equipment
Entre door to premisses	U	U	HG
Door closer/opener, magnetic devices	HG	HG	HG	In addition to required from fire dept
Door closer/opener, magnetic devices	U	U	U	Required fire protection
Ceiling, floor, glass partitions, walls, surfaces	U	U	U
Ceiling, floor, glass partitions, surfaces	U	HG	HG
Inner doors	U	U	HG
Toalet rooms	U	U	HG
Pantry/kitchen incl white goods, microwaves and cupboards	U	HG	HG
Buildings recyclying center/garbage rooms	U	U	U
Other fixtures in common areas	U	U	U
Sun protection	HG	HG	HG

Loose fixtures and equipment
Furniture	HG	HG	HG
Shelving, Signs- and brocher stands	HG	HG	HG
Bullitan boards, art etc.	HG	HG	HG
Curtains, blinds	HG	HG	HG

Exhibit 3 - NCC Delegation of Responsibilities

Appendix 3
NCC Delegation of Responsibilities

Investment	Maintenance, replacement	Supervision and operation	Note
Office machines	HG	HG	HG
Signs for the tennants purpose	HG	HG	HG
Coffee machines, water dispensers	HG	HG	HG
Konference room funishings	HG	HG	HG
Cleaning equipment	HG	HG	HG
Reception desks	HG	HG	HG
Other loose furnishings and interior design details withing the premisis	HG	HG	HG

Technical installations

Security and alarms
Building fire protection (government requirements)	U	U	U
Fire protection other	HG	HG	HG
Wall barrier building, protection class 2 up to 4 meters	U	U	U
Lock and enrtry systems	U	U	U	Entre fasad
Tennants own card and entry systems	HG	HG	HG
Burglary alarm	HG	HG	HG
Evacuation alarm RWC (building requirment)	U	U	HG
Buildings operations alarm	U	U	U
Tennants operations alarm	HG	HG	HG
Telephone equipment
Central equipment	HG	HG	HG
Electrical network	U	HG	HG
Equipment	HG	HG	HG

Data communication
Base netork, fiber, copper	U	U	U	Only to KK-room
Internal network, copper	U	HG	HG
Poles	U	HG	HG	For 60 workstations + 12 st extra poles
Channalization	U	U	U

Other communication equipement
PA and AV-equipment	HG	HG	HG
Internal-TV with the rented premises	HG	HG	HG
Cabel TV	HG	HG	HG
Antenna outlets	U	HG	HG

Exhibit 3 - NCC Delegation of Responsibilities

Appendix 3
NCC Delegation of Responsibilities

Investment	Maintenance, replacement	Supervision and operation	Note
Electrical installations
Generella electrical equipment	U	U	U
Lighting for common areas	U	U	HG	HG changes all light bulbs
Workstation lighting	HG	HG	HG

Pipes-installations air conditioning
Heating-, water- and ventilation equipment	U	U	U
Sprinkler equipment	U	U	U
Airconditioning KK-rum 3 kW	U	HG	HG

Fire protection equipement
Evacuation signs	U	U	HG
Evacuation plans - maps	HG	HG	HG
Fire extinguishers	HG	HG	HG

Maintenance and operations
Window washing, openable			HG
Window washing, non-openable			U	End utsidan. 2 ggr per år
Cleaning, surfaces			U
Snow removal, not outside areas			U
Floor surfaces, walls and furnishings maintained by tennant		HG	HG

Exhibit 3 - NCC Delegation of Responsibilities

Appendix 3
NCC Delegation of Responsibilities

ROOM AND TECHNICAL DESCRIPTION

Appendix 4 Lease Agreement:
Lessor: NCC Property G AB
Lessee: Neonode AB
Address of the premises: Warfvingesväg 41, Stockholm, Sweden

Room description

Office/ Open-plan layout/ Passageway
Flooring: Carpet standard 500 sek/square meter. Oak parquet floor, glued
Skirting: Wood
Ceiling: Level acoustic false ceiling with general pendant lighting
Walls: Painted
Installations: Airborne heating/cooling system
Other: Painted wood-framed glass partitions facing the corridor and wall systems between rooms.

Conference room
Flooring: Carpet standard 500 sek/square meter. Oak parquet floor, glued
Skirting: Wood
Ceiling: Level acoustic false ceiling with general pendant lighting
Walls: Painted
Installations: Airborne heating/cooling system
Other: Painted wood-framed glass partitions facing the corridor and wall systems between rooms. Folding partitions are not included. Furnishings and equipment are not included.

Photocopying room
Flooring: Carpet standard 500 sek/square meter. Oak parquet floor, glued
Skirting: Wood
Ceiling: Level acoustic false ceiling with general pendant lighting
Walls: Painted
Installations: Airborne heating/cooling system

Reception/ lobby/ waiting room/break
Flooring: Carpet standard 500 sek/square meter. Oak parquet floor, glued
Skirting: Wood
Ceiling: Level acoustic false ceiling with general pendant lighting
Walls: Painted
Installations: Airborne heating/cooling system
Other: All furnishings and special lighting for the reception area to be funded by the Lessee.

Pantry/Lunchroom (1 room) (food preparation not possible)
Flooring: Carpet standard 500 sek/square meter. Oak parquet floor, glued (plastic mat beneath and around cupboard)
Skirting: Wood
Ceiling: Level acoustic false ceiling with general pendant lighting
Walls: Painted, wall tiling between worktop and overhead cupboards
Installations: Airborne heating/cooling system. Water outlet for coffee machine/water cooler. Workplace lighting
Kitchen fittings and equipment: Worktop in laminat. Painted cupboard doors. Blender and sink fittings
Fridge, freezer, 2 dishwashers, 3 macrowave ovens. Fittings for microwave ovens and coffee-machine.

Exhibit 4 - Room and Technical Description

Appendix 4
NCC Room and Technical Description

WC
Flooring: Clinker
Walls: Tile
Other: Fully equipped WC, general lighting. All units are fixed to the wall. Handicap toilets include floor drain and shower fittings.

Cleaning cupboard

Flooring: Plastic mat
Skirting: Same as flooring
Walls: Painted
Ceiling: Level acoustic false ceiling
Other: General lighting. Slop basin

Storage room

Flooring: Linoleum
Skirting: Wood
Walls: Painted
Ceiling: Level acoustic false ceiling
Other: General lighting; furnishings and equipment are not included.

Laboratory

Flooring: Earthing plastic carpet, so called ESD-carpet
Skirting: Wood
Walls: Painted
Ceiling: Level acoustic false ceiling
Other: General lighting; furnishings and equipment are not included.

Server room/Cooling room

Flooring: Semiconducting carpet
Skirting: Wood
Walls: Painted
Other: General lighting. In cooling room: Fittings for 3 kW cooler. Cable TV outlet in star network.

Technical description

Building

Windows and French doors are constructed in the first instance with triple-glazed aluminium clad timber windows.
Window-frames are so-called triple windows offering the Lessee the opportunity to add their own Venetian blinds. Tinted glass for sun protection and Venetian blinds are installed in areas exposed to the sun.
Interior partitions facing the lift and stairwell in aluminium. Internal office partitions and partition wall panels between rooms are wall systems supplied by Eurowand, Flex or their equivalent.
False ceiling is constructed as a heavy acoustic false ceiling. Partition wall panels between rooms are attached to the false ceiling.
Office floor structure is designed to withstand a load of 2.5 kN/m2. Area designated to filing in the heart of the office can handle a load of 4 kN/m2.

Heating, cooling, ventilation

Inside temperature: Requirement level of The Swedish Indoor Climate Institute (Svenska Inneklimatinstitutet) is TQ2.
The temperature is regulated area-wise with a temperature sensor in each area. There are 8 areas per floor and building block in the open-plan office environment. Each office cubicle and conference room has its own temperature sensor.
Outdoor design temperature should be:
Summer: +22 oC +4/-2 oC (outdoor design temperature +27 oC 50 % RH)

Exhibit 4 - Room and Technical Description

Appendix 4
NCC Room and Technical Description

Winter: +20 oC +/-2 oC (outdoor design temperature -20 oC 50 % RH)
Comfort cooling system should be designed to withstand an internal load of 30 W/m2 LOA
Sanitary airflow: 1.5 l/s/m2 for office/open-plan office environment and 4.5 l/s/m2 for conference/meeting room.
Air extraction occurs via fans placed in so-called “humid” areas and via a centrally placed device. Conference room (> 12 people) has an air extraction duct. The Lessee has the opportunity to initiate time-controlled ventilation and also regulate temperature for each area.

Sound, Acoustics
According to SIS 025268, the sound classification of spaces in buildings is class A/B. 35 dB between offices, 30 dB facing corridor, 44 dB between conference rooms, 35 dB facing corridor from conference room or 30 dB if walls are glazed. Within office areas, the sound level from installations is ≤ 35dBA.

Lighting
Lighting is designed according to AFS 2000:42 “Workplace Design” and NUTEK’s design requirements “Office Lighting 1994-11 2nd Edition”, with the exception for the luminance requirement (up to 3500 cd/m2 is acceptable). Office areas are provided with workplace oriented lighting with an average illumination strength of 300 lux. Fluorescent tube fittings, mixed with uplights/downlights, individually controlled with light cord pull. The lighting is operated via centrally controlled time settings (on/off) and/or a switch.

Electricity
Electrical distribution box is located within the Lessee’s allocated area. Above the false ceiling there are standard power sockets, computer power sockets and light sockets. Joined to these sockets are ceiling-to-floor cable rods that are to be funded by the Lessee.
Lightning protection system is installed in the property.

Safety and Security
According to SSF 2000:3 protection class 2, the property’s perimeter protection is installed up to the 4 metre level above the ground. The Lessee is responsible for their own perimeter protection and for security on their own premises. The partition doors in the Lessee’s lobby and the walls surrounding the premises to be in accordance with protection class 2. The doors to the main entrance shall be equipped with an empty conduit in which to mount the Lessee’s electric strike plates and access systems.
The property is equipped with a sprinkler system. Evacuation alarm with detectors in the whole property according to public authority’s demand.

Data/telecommunications
Fibre optics for data network and telephony are drawn out into cross connect systems in respective control rooms.

Exhibit 4 - Room and Technical Description

Appendix 5
NCC Display Programme

[Display Programme]
Exhibit 5 - Display Programme